CPI Corp.
news for immediate release                                                                       FOR RELEASE   February 9, 2012

FOR FURTHER INFORMATION, CONTACT:
NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES LEADERSHIP TRANSITION

Director Jim Abel Named Interim President and Chief Executive Officer

St. Louis – (February 9, 2012) – CPI Corp. (NYSE: CPY; OTCQX: CPIC)  today announced that its Board of Directors has named James J. (“Jim”) Abel as the company’s interim president and chief executive officer. Abel (65) has been an independent director of the company since 2004.

“We appreciate Jim’s willingness to step into this interim role to help address our financial and operational challenges,” said David M. Meyer, executive chairman. “He is a highly accomplished executive whose broad business background and analytical strengths will be invaluable to CPI at this critical juncture.”

“Through my work on this Board over the years, I have gained a deep appreciation for CPI’s core strengths and growth potential,” said Abel. “I look forward to working more closely with the management team and our associates across the country to help improve the Company’s financial performance.”

Abel chaired the company’s Audit Committee and the Nominating and Governance Committee, and served on the Compensation Committee from 2004 until his appointment as interim president and CEO. From 2008 to 2009, Abel served as president and chief executive officer of Financial Executives International (FEI), the preeminent organization representing senior financial executives in dealing with the regulatory agencies involved with corporate financial reporting and internal controls.  Prior to that, until 2007, he served as executive vice president, secretary, treasurer, chief financial officer and a director of The Lamson & Sessions Co., a diversified manufacturer and distributor of a broad line of thermoplastic electrical, consumer, telecommunications and engineered sewer products for domestic markets. Abel received a bachelor’s degree from Purdue University and an MBA from St. John’s University.

Abel succeeds Renato Cataldo who is leaving the Company to pursue other opportunities. Cataldo joined CPI in 2005 as chief operating officer. He was named president and chief executive officer in 2006.

“On behalf of my fellow Board members, I would like to thank Renato for his contributions to CPI over many years,” said Meyer. “We wish him and his family all the best in the years to come.”

About CPI Corp.

For more than 60 years, CPI Corp. has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories.  Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in the United States, Canada, Mexico and Puerto Rico and offers on location wedding photography and videography services through an extensive network of contract photographers and videographers.  CPI’s digital format allows its studios and on location business to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as "preliminary," "plan," "expect," "looking ahead," "anticipate," "estimate," "believe," "should," "intend" and other similar expressions.  Management wishes to caution the reader that these forward-looking statements are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Walmart, Sears and Toys "R" Us, the approval of the Company's business practices and operations by Walmart, Sears and Toys "R" Us, the termination, breach, limitation or increase of the Company's expenses by Walmart under the lease and license agreements and Sears and Toys "R" Us under the license agreements, the Company's ability to comply with its debt covenants under its revolving credit facility, the Company's ability to generate sufficient cash flow or raise additional capital to cover its operating expenses, the inability of the Company to pay dividends, the transfer of the trading of the Company's common stock from the New York Stock Exchange to the OTCQX Marketplace, the integration of the Bella Pictures® operations into the Company and the continued development and operation of the Bella Pictures® business, customer demand for the Company's products and services, the development and operation of the Kiddie Kandids business, the effect of litigation and other claims facing the Company, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, restrictions on the Company's business imposed by agreements governing its debt, implementation of marketing and operating strategies,  impact of declines in global equity markets to the pension plan and the impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise